Exhibit 4

SIOUXLAND RENEWABLE HOLDINGS, LLC

INSTRUCTIONS TO SUBSCRIPTION AGREEMENT

Investors wishing to subscribe for units of limited liability company interests (“Units”) in Siouxland Renewable Holdings, LLC, a Nebraska limited liability company (the “Company”), must complete and sign the attached Subscription Agreement and return it to the Company in accordance with the following instructions.  Your Subscription Agreement will not be revocable by you once you have signed and delivered it to the Company, but it will not be binding on the Company unless and until it has been accepted by the Company.  The Company may accept subscriptions in whole or in part in its sole discretion.  Among other things, the Company may determine to not accept your subscription if it determines that doing so would result in Units being sold to more than 1,999 investors or more than 499 investors who are not “accredited investors.”  In addition, the Company will accept subscriptions from individual retirement accounts only if, in the opinion of the Company’s legal counsel, the acceptance of such subscriptions will not cause the Company’s assets to be treated as “plan assets” for purposes of ERISA.

1.                                      Subscription Agreement.  Please review and complete the Subscription Agreement in the following manner:

(a)                                 Indicate in Section 1(a) the number of Units for which you are subscribing and the total subscription price of your Units.  Your total subscription price will be equal to the number of Units for which you have subscribed multiplied by $10,000.  Unless the Company agrees otherwise, the minimum subscription is for two (2) Units ($20,000).  Subscriptions in excess of the minimum must be made in additional increments of one whole Unit unless the Company agrees to issue a fractional Unit.

PLEASE NOTE: If you are not an “accredited investor” (please see Section 6(b) of the Subscription Agreement for more information about what this means), the total purchase price for the Units you are buying can not exceed 10% of the greater of your annual net income or your net worth.

(b)                                 Provide the information called for by Section 6 of the Subscription Agreement.

(c)                                  Sign the Subscription Agreement on the appropriate signature page.  If Units are being purchased jointly by more than one individual, each individual must sign the Subscription Agreement.  A Subscription Agreement submitted by an entity must be signed by a person duly authorized to act on behalf of such entity.

(d)                                 Sign the counterpart signature page to the Company’s Operating Agreement attached hereto.  If the Units are being purchased jointly by more than one individual, each individual must sign the Operating Agreement.  The Operating Agreement must be signed by a person duly authorized to act on behalf of an entity acquiring Units.

(e)                                  Return the completed Subscription Agreement and Operating Agreement counterpart signature page to the Company, along with your payment for the Units you are buying, at the address indicated on page 1 of the Subscription Agreement.

2.                                      Payment.  Your Subscription Agreement must be accompanied by a check for the full purchase price of your Units made to the order of “Northwest Bank, as escrow agent for Siouxland Renewable Holdings, LLC.”  If your subscription is accepted, your check will be deposited into an escrow account and held there until the Company has received and accepted subscriptions, exclusive of any subscription received from Siouxland Ethanol, LLC, for at least 1,500 Units ($15,000,000) by not later than April 1, 2020 and, in addition to the foregoing, the Company has met the following “Funding Milestones” by not later than December 31, 2020: (i) an ethanol plant meeting the Company’s investment criteria has been identified, (ii) the Company has entered into a definitive agreement to purchase the assets of such ethanol plant, and (iii) the Company has entered into binding commitments from additional equity investors and/or lenders to provide the additional capital needed to purchase the identified ethanol plant pursuant to such definitive agreement and to provide the Company’s initial working capital.  If your subscription is rejected, or all of the foregoing conditions are not satisfied, the Company will return your full subscription price to you and your Subscription Agreement will be cancelled.

3.                                      Additional Documents.  The Company may request that you provide additional documentation before your subscription is accepted.

IMPORTANT NOTICES

YOU SHOULD NOT SUBSCRIBE FOR UNITS IN THE COMPANY UNTIL YOU HAVE CAREFULLY REVIEWED THE OFFERING CIRCULAR RELATING TO THE OFFERING OF UNITS BY THE COMPANY AND ALL TERMS OF THE COMPANY’S OPERATING AGREEMENT AND THIS SUBSCRIPTION AGREEMENT AND HAVE CONSULTED WITH YOUR OWN LEGAL, TAX, AND FINANCIAL ADVISORS REGARDING A SUBSCRIPTION FOR UNITS IN THE COMPANY.

IN MAKING AN INVESTMENT DECISION, YOU MUST RELY ON YOUR OWN EXAMINATION OF THE COMPANY AND ITS BUSINESS AND THE TERMS OF THE OFFERING AND MAKE YOUR OWN EVALUATION OF THE MERITS AND RISKS INVOLVED WITH BECOMING A MEMBER OF THE COMPANY.

THE UNITS HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY.  FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OF THE INFORMATION IN THE OFFERING CIRCULAR.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUBSCRIPTION AGREEMENT

SIOUXLAND RENEWABLE HOLDINGS, LLC

Units of Limited Liability Company Interests

Siouxland Renewable Holdings, LLC
1501 Knox Boulevard

Jackson, NE  68473

1.                                      Subscription and Payment.

(a)                                 The undersigned subscriber (“Subscriber”) hereby agrees to purchase a total of            units of limited liability company interests (“Units”) in Siouxland Renewable Holdings, LLC, a Nebraska limited liability company (the “Company”), at a price of $10,000 per Unit and, in connection therewith, to make a total capital contribution to the Company equal to $                                        in accordance with the terms and conditions of this Subscription Agreement (this “Agreement”) and the Company’s Operating Agreement, dated October 8, 2019 (the “Operating Agreement”).  Certain capitalized terms used herein have the same meanings as set forth in the Operating Agreement.

(b)                                 Subscriber acknowledges that this Agreement is not binding on the Company until it has been accepted by the Company, as indicated on the signature page hereof, and that this Agreement may be rejected in whole or in part by the Company in its sole discretion.  Among other things, Subscriber acknowledges and understands that the Company will not accept a subscription from any person or entity that may result in Units being sold to more than 1,999 investors or more than 499 investors who are not “accredited investors.”  In addition, the Company will accept subscriptions from individual retirement accounts only if, in the opinion of the Company’s legal counsel, the acceptance of such subscriptions will not cause the Company’s assets to be treated as “plan assets” for purposes of ERISA.

(c)                                  If this Agreement is accepted by the Company, Subscriber will be admitted as a Member of the Company on a date (the “Closing Date”) established by the Company.  No Closing Date will be scheduled unless and until the Company has accepted subscriptions for not less than 1,500 Units ($15,000,000).  Subscriber acknowledges that the admission of Subscriber as a Member of the Company, and the issuance of Units to Subscriber in connection therewith, will be subject to the representations and warranties of Subscriber contained herein and all information regarding Subscriber supplied to the Company in connection with this subscription being correct and complete as of the date on which Subscriber is admitted as a Member.

(d)                                 If this subscription is accepted, the full purchase price for the Units being purchased by Subscriber will be deposited into an escrow account and held there until the Company has received and accepted subscriptions, exclusive of any subscription received from Siouxland Ethanol, LLC, for at least 1,500 Units ($15,000,000) by not later than April 1, 2020 and, in addition to the foregoing, the Company has met the following “Funding Milestones” by not later than December 31, 2020: (i) an ethanol plant meeting the Company’s investment criteria has been identified, (ii) the Company has entered into a definitive agreement to purchase the assets of such ethanol plant, and (iii) the Company has entered into binding commitments from additional equity investors and/or lenders to provide the additional capital needed to purchase the identified ethanol plant pursuant to such definitive agreement and to provide the Company’s initial working capital.  If this subscription is rejected, or all of the foregoing conditions are not satisfied, the Company will return the full subscription price to Subscriber and this Subscription Agreement will be cancelled.

2.                                      Representations and Warranties.  Acknowledging that the Company intends to rely thereon in connection with the issuance of Units, Subscriber represents and warrants to the Company as follows:

(a)                                 Subscriber has received, read and understands the Offering Circular relating to the offering of Units by the Company.

(b)                                 Subscriber recognizes that an investment in the Company involves significant risks.

(c)                                  Subscriber either (i) is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (see Section 6(b) hereof for more information), or (ii) has an annual income or a net worth (or in the case of an entity has annual revenues or a net worth) that is more than ten times the amount of the purchase price of the Units being purchased by Subscriber.  For purposes of this representation, if Subscriber is a natural person, then either (A) Subscriber’s net income during the past two calendar years meets the foregoing and Subscriber has a reasonable expectation of reaching the same income level in the current year or (B) Subscriber’s net worth has been determined without including the estimated fair market value of Subscriber’s primary residence or deducting the amount of indebtedness secured by Subscriber’s primary residence.  However, if Subscriber’s primary residence secures indebtedness in an amount in excess of the estimated fair market value thereof, the excess indebtedness has been deducted from Subscriber’s net worth for purposes of making this representation.  In addition, if any additional indebtedness became secured by Subscriber’s primary residence within sixty (60) days of the date hereof (except in connection with the acquisition of your primary residence), the amount of such additional indebtedness has been deducted from Subscriber’s net worth for purposes of this calculation.

(d)                                 Subscriber (i) has no need for liquidity with respect to the Units, (ii) is able to bear the economic risks of an investment in the Company for an indefinite period, and (iii) is able to afford a complete loss of such investment.

(e)                                  Subscriber acknowledges that the Operating Agreement contains various restrictions on the transfer of Units.  Subscriber further understands that there is no established market for Units of the Company and that none will develop and, accordingly, that Subscriber must bear the economic risk of an investment in the Company for an indefinite period of time.

(f)                                   Subscriber, if an individual, is at least nineteen (19) years of age.

(g)                                  If Subscriber is an entity, the purchase of Units by undersigned has been duly authorized according to Subscriber’s governing documents.

(h)                                 Upon acceptance of this Agreement by the Company, this Agreement and the Operating Agreement will each constitute the valid, binding, and enforceable agreement of Subscriber and the execution of this Agreement and the Operating Agreement, the purchase of Units, or the fulfillment of any obligation imposed on Subscriber pursuant to the Operating Agreement will not violate any other agreement to which Subscriber is a party.

(i)                                     Subscriber has been represented by its own legal counsel to the extent Subscriber deemed necessary in connection with its subscription for Units and Subscriber has not relied on the Company, or any of its officers, directors, members, employees, attorneys, agents, or affiliates, with respect to Subscriber’s evaluation of the Company or of any investment in Units.

(j)                                    Subscriber acknowledges that the Company has an obligation to help the government fight the funding of terrorism and money laundering activities and that federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.  The information received from Subscriber in connection with this subscription, along with other information collected in the development of our business relationship, will be utilized for the purpose of verifying Subscriber’s identity.

(k)                                 Subscriber represents and warrants that any amounts invested in the Company are not and will not be directly or indirectly derived from activities that may contravene federal, state, or international laws and regulations, including anti-money laundering laws and regulations.

(l)                                     Neither Subscriber nor (i) any person controlling or controlled by Subscriber, (ii) any person having a beneficial interest in Subscriber or (iii) any person for whom Subscriber is acting as agent or nominee in connection with this investment, is a person or entity with which the Company would be prohibited from engaging in a transaction under the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control.

(m)                             All information that Subscriber has provided to the Company concerning Subscriber is correct and complete as of the date of this Agreement, and if there should be any change in such information prior to receiving notification that this subscription has been accepted, Subscriber will immediately provide the Company with such information.

3.                                      Adoption of Operating Agreement.  Subscriber adopts, accepts, and agrees to be bound by all the terms and provisions of the Operating Agreement and to perform all obligations imposed by the Operating Agreement on a Member with respect to the Units purchased.  Upon the admission of Subscriber as a Member of the Company, Subscriber shall have all of the rights, and be subject to all of the obligations, as such as set forth in the Operating Agreement.

4.                                      Indemnification.  Subscriber agrees to indemnify and hold harmless the Company and Siouxland Ethanol, LLC and each of their respective members, directors, officers, employees, agents, and affiliates from and against all damages, losses, costs, and expenses (including reasonable attorneys’ fees) that they or any of them may incur by reason of the failure of Subscriber to fulfill any of the terms and conditions of this Agreement, or by reason of any breach of the representations and warranties made by Subscriber herein, or in any document provided by Subscriber to the Company in connection with Subscriber’s subscription for its

Units.  The provisions of this Section 4 will survive the admission of Subscriber as a Member of the Company.

5.                                      Miscellaneous.

(a)                                 Subscriber agrees not to transfer or assign this Agreement, or any of his, her, or its rights or obligations under this Agreement, without the prior written consent of the Company.

(b)                                 Subscriber agrees that he, she, or it may not cancel, terminate, or revoke this Agreement or any agreement made under this Agreement and that this Agreement shall survive the death, disability, or dissolution of Subscriber and shall be binding upon Subscriber’s heirs, executors, administrators, successors, and assigns.

(c)                                  Regardless of any of the representations, warranties, acknowledgments or agreements made in this Agreement by Subscriber, Subscriber does not, in any other manner, waive any rights granted to Subscriber under federal or state securities laws.

(d)                                 This Agreement, when accepted by the Company, will constitute the entire agreement among the parties hereto with respect to the subject matter hereof and this Agreement may be amended only in writing and executed by all parties.

(e)                                  This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Nebraska.

(f)                                   Subscriber agrees to provide such further information and to execute and deliver any other documents as the Company may reasonably determine are necessary to comply with any and all laws and ordinances to which the Company is subject, including applicable anti-money laundering laws and regulations.  A delay or failure by Subscriber to produce such additional information may result in a delay or refusal to accept Subscriber’s subscription.

(g)                                  The Company reserves the right on behalf of the Company to revoke and rescind this subscription and Subscriber’s investment if required by the appropriate governmental or regulatory authorities.

[continues on following page]

6.                                      Subscriber Information.

(a)                                 General Information.  Please provide the following information regarding Subscriber (please print):

Name(s):

Type of Entity (if applicable):

If Units are to be issued to joint owners, indicate the manner in which ownership in Units will be held:

☐                Joint Tenants with Right of Survivorship

☐                Tenants in Common

☐                Husband and Wife, as Community Property

Tax Identification or Social Security Number(s):

Address:

Telephone:	( )

Subscriber is an “employee benefit plan” within the meaning of Title I of ERISA.

☐   Yes     ☐   No

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(b)                                 Accredited Investor Status.  Please indicate whether or not Subscriber is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933.  If Subscriber is an accredited investor, please also indicate which category or categories apply to Subscriber.

☐                                    Subscriber certifies that Subscriber is an accredited investor because Subscriber is:

(Mark each category that applies to you.  You must mark at least one category):

☐                                    a natural person whose individual net worth, or joint net worth with his or her spouse, exceeds $1,000,000.  For purposes of establishing net worth, do not include the estimated fair market value of your primary residence and do not deduct the amount of indebtedness secured by your primary residence.  However, if your primary residence secures indebtedness in an amount in excess of the estimated fair market value of your residence, the excess indebtedness must be deducted from your net worth.  In addition, if any additional indebtedness became secured by your primary residence within sixty (60) days of the date of your admission to the Company as a Member (except in connection with the acquisition of your primary residence), the amount of such additional indebtedness must be deducted from your net worth;

☐                                    a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with his or her spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐                                    a corporation, partnership, limited liability company, Massachusetts or similar business trust, organization described Section 501(c)(3) of the Internal Revenue Code of 1986, or other form of business entity, that (i) has not been formed for the specific purpose of acquiring Units, and (ii) has total assets in excess of $5,000,000;

☐                                    a bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity;

☐                                    a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;

☐                                    an insurance company as defined in Section 2(13) of the Act;

☐                                    an investment company registered under the Investment Company Act of 1940, a business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940, a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, or a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

☐                                    an entity in which all of the equity owners are accredited investors; or

☐                                    a director or executive officer of the Company or its affiliates.

☐                                    Subscriber is NOT an “accredited investor” (mark here if Subscriber does not fall into any of the foregoing categories).

SIGNATURE PAGE FOR
INDIVIDUAL INVESTORS

Subscriber #1	Subscriber #2 (if any)

Name (Print)	Name (Print)

Signature	Signature

Date:	Date:

SUBSCRIPTION ACCEPTED:

SIOUXLAND RENEWABLE HOLDINGS, LLC

By:
Nick Bowdish, President and Chief Executive Officer

Date:

SIGNATURE PAGE FOR
ENTITY INVESTORS

Name of Subscriber:
(Print)

By

Name (Print)

Title

Date:

SUBSCRIPTION ACCEPTED:

SIOUXLAND RENEWABLE HOLDINGS, LLC

By:
Nick Bowdish, President and Chief Executive Officer

Date:

OPERATING AGREEMENT OF
SIOUXLAND RENEWABLE HOLDINGS, LLC

MEMBER SIGNATURE PAGE

FOR INDIVIDUALS

The undersigned hereby executes, enters into and agrees to be bound by the Operating Agreement of Siouxland Renewable Holdings, LLC.

Name:
Date:

LIMITED LIABILITY OPERATING AGREEMENT OF
SIOUXLAND RENEWABLE HOLDINGS, LLC

MEMBER SIGNATURE PAGE

FOR ENTITIES

The undersigned hereby executes, enters into and agrees to be bound by the Operating Agreement of Siouxland Renewable Holdings, LLC.

Name of entity (Please type or print)

By:
Name:
Title:
Date: